EXHIBIT 99.2

For Immediate Release	Contact: Karen A. Warren Debbie Hancock (Investor Relations)
February 8, 2010	401-727-5401
Wayne S. Charness (News Media)
401-727-5983

Hasbro Reports Fourth Quarter and Full-Year 2009 Results;

Posts Ninth Consecutive Year of E.P.S. Growth and Fifth Consecutive Year of Revenue Growth

Fourth Quarter Highlights

•

Net revenues of $1.38 billion for the fourth quarter, an increase of $144.1 million or 12% compared to $1.23 billion a year ago; net revenues increased 7% excluding the positive $55.4 million impact of foreign exchange;

•

Net earnings of $165.6 million, or $1.09 per diluted share, increased $72.0 million or 77%, compared to $93.6 million, or $0.62 per share in 2008;

Full-Year Highlights

•

Net revenues of $4.07 billion, an increase of $46.4 million or 1% from a year ago; net revenues increased 3% excluding the negative $65.2 million impact of foreign exchange;

•

U.S. and Canada segment net revenues grew 2%; International segment net revenues declined 3% but increased 2% absent the negative $64.5 million impact of foreign exchange; and Entertainment and Licensing segment net revenues increased 44% compared to 2008;

•

Net earnings of $374.9 million, or $2.48 per diluted share, increased $68.1 million or 22%, compared to $306.8 million, or $2.00 per diluted share in 2008;

•

Operating profit of $588.6 million or 14.5% of net revenues compared to $494.3 million or 12.3% of net revenues last year;

•

Repurchased 3.2 million shares of common stock at a total cost of $91.0 million.

Pawtucket, RI (February 8, 2010) -- Hasbro, Inc. (NYSE: HAS) today reported 2009 fourth quarter and full-year results.  For the fourth quarter 2009, the Company reported net revenues of $1.38 billion, an increase of $144.1 million or 12%, compared to $1.23 billion a year ago.  2009 fourth quarter revenues grew 7% excluding a $55.4 million positive impact of foreign exchange. The Company reported net earnings for the quarter of $165.6 million or $1.09 per diluted share, an increase of $72.0 million or 77%, compared to $93.6 million or $0.62 per diluted share in 2008.

For the full year 2009, the Company reported revenues of $4.07 billion, an increase of $46.4 million or 1%, compared to $4.02 billion a year ago.  2009 revenues grew 3% excluding a $65.2 million negative impact of foreign exchange.  Net earnings for the full year were $374.9 million, or $2.48 per diluted share, an increase of $68.1 million or 22% from $306.8 million or $2.00 per diluted share in 2008.

“We are extremely pleased with our fourth quarter and full-year results that demonstrate Hasbro’s strategy is working,” said Brian Goldner, President and Chief Executive Officer.  “The Hasbro teams around the globe performed at a high level in 2009, delivering innovation and strong marketing programs to our consumers and retailers.  The result is our fifth consecutive year of revenue growth and ninth consecutive year of E.P.S. growth, achieved in a challenging global economy.  Continued investments in our business, including the joint venture with Discovery Communications to form The Hub television network, the creation of Hasbro Studios, establishing a local presence in emerging geographies and securing long-term key licenses, position us not only for the success we had in 2009 but over the long term as we execute our branded play strategy globally.”

“As we continue to execute our strategy to re-imagine, re-invent and re-ignite our global core brands, we believe we should be able to grow revenues and earnings per share for the full year 2010, including the dilution from our television investments and absent a deterioration in consumer spending, global economic conditions or the value of foreign currencies,” concluded Goldner.

“Our strong financial results demonstrate our ability to grow our brands globally and invest in our business for future years,” said Deborah Thomas, Chief Financial Officer.  “In 2009, we grew revenues, improved profitability, grew earnings per share, including the dilution from our television investments, and invested in our business while returning cash to our shareholders.  We ended the year with $636 million in cash and as a result did not utilize our accounts receivable securitization facility.”

For the full year 2009, the Boys product category grew 9% to $1.47 billion; the Games and Puzzles category increased slightly to $1.34 billion; the Girls category declined 5% to $790.8 million; and the Preschool category was down 1% to $451.4 million.

U.S. and Canada segment net revenues were $2.45 billion, an increase of $41.2 million or 2%, compared to $2.41 billion in 2008.  The results reflect a strong performance in the Boys and Preschool categories partially offset by declines in Girls and the Games and Puzzles categories.  The U.S. and Canada segment reported an operating profit of $380.6 million compared to $283.2 million in 2008.

International segment net revenues were $1.46 billion, a decrease of $39.9 million or 3%, compared to $1.50 billion in 2008.  Absent the negative $64.5 million impact of foreign exchange, International segment net revenues increased 2% from 2008.  Revenue in the International segment reflects growth in the Boys category offset by declines in Preschool, Girls, as well as the Games and Puzzles categories.  The International segment reported an operating profit of $162.2 million compared to $165.2 million in 2008.

Entertainment and Licensing segment net revenues were $155.0 million, an increase of $47.1 million or 44%, compared to $107.9 million in 2008.  Revenue in the Entertainment and Licensing segment reflects growth in lifestyle licensing and digital gaming.  The Entertainment and Licensing segment reported an operating profit of $65.6 million compared to $51.0 million in 2008.

The Company repurchased a total of 3.2 million shares of common stock during 2009 at a total cost of $91.0 million and an average price of $28.67 per share.  At year end, $161.4 million remained available in the current share repurchase authorization.  Since the inception of its buyback program in June 2005, the Company has repurchased 60.9 million shares at a total cost of $1.5 billion and an average price of $25.28 per share.  In the fourth quarter 2009, the Company repurchased 2.1 million shares of common stock at a total cost of $60.8 million and an average price of $29.09 per share.

      The Company will webcast its fourth quarter and full-year 2009 earnings conference call at 8:30 a.m. Eastern Time today. To listen to the live webcast, go to http://investor.hasbro.com, and click on the webcast microphone.   The replay will be available on Hasbro’s web site approximately 2 hours following completion of the call.

Hasbro, Inc. is a worldwide leader in children’s and family leisure time products and services with a rich portfolio of brands and entertainment properties that provides some of the highest quality and most recognizable play and recreational experiences in the world. As a brand-driven, consumer-focused global company, Hasbro brings to market a range of toys, games and licensed products, from traditional to high-tech and digital, under such powerful brand names as TRANSFORMERS, PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, CRANIUM and WIZARDS OF THE COAST. Come see how we inspire play through our brands at www.hasbro.com. (C) 2010 Hasbro, Inc. All Rights Reserved.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company’s potential performance in 2010, including with respect to its revenues and earnings per share, potential future dilution associated with the joint venture with Discovery Communications, future opportunities and the Company’s ability to achieve its other financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, manufacture, source and ship new and continuing products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover the Company’s development, manufacturing, marketing, royalty and other costs; (ii) recessions or other economic downturns which negatively impact the retail and credit markets, and the financial health of the Company’s retail customers and consumers, and which can result in lower employment levels, less consumer disposable income, lower consumer confidence and, as a consequence, lower consumer spending, including lower spending on purchases of the Company’s products, (iii) other economic and public health conditions in the markets in which the Company and its customers and suppliers operate which impact the Company's ability and cost to manufacture and deliver products, such as higher fuel and other commodity prices, higher labor costs, higher transportation costs, outbreaks of SARs, bird flu or other diseases which affect public health and the movement of people and goods, and other factors, including government regulations,  which can create potential manufacturing and transportation delays or impact costs, (iv) currency fluctuations, including movements in foreign exchange rates, which can lower the Company’s net revenues and earnings, and significantly impact the Company’s costs; (v) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company’s customers; (vi) greater than expected costs, or unexpected delays or difficulties, associated with the Company’s investment in its joint venture with Discovery Communications, LLC, the rebranding of the joint venture network, development of Hasbro Studios, and the creation of new content to appear on the network and elsewhere, (vii) consumer interest in and acceptance of the joint venture network, and other factors impacting the financial performance of the joint venture and Hasbro Studios, (viii) the inventory policies of the Company’s retail customers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; (ix) work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (x) the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; (xi) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; (xii) concentration of manufacturing for many of the Company’s products in the People’s Republic of China and the associated impact to the Company of public health conditions and other factors affecting social and economic activity in China, affecting the movement of products into and out of China, and impacting the cost of producing products in China and exporting them to other countries; (xiii) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xiv) other market conditions, third party actions or approvals and the impact of competition which could reduce demand for the Company’s products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xv) the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and (xvi) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This presentation includes a non-GAAP financial measure as defined under rules of the Securities and Exchange Commission (“SEC”), specifically EBITDA. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. EBITDA (earnings before interest, taxes, depreciation and amortization) represents net earnings excluding interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.  This presentation also includes the Company’s Consolidated and International segment net revenues excluding the impact of changes in exchange rates.  Management believes that the presentation of Consolidated and International segment net revenues minus the impact of exchange rate changes provides information that is helpful to an investor’s understanding of the underlying business performance absent exchange rate fluctuations which are beyond the Company’s control.

# # #

(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands of Dollars)	Dec. 27, 2009	Dec. 28, 2008
ASSETS	-----------	-----------
Cash and Cash Equivalents	$ 636,045	$ 630,390
Accounts Receivable, Net	1,038,802	611,766
Inventories	207,895	300,463
Other Current Assets	162,290	171,387
	----------------	---------------
Total Current Assets	2,045,032	1,714,006
Property, Plant and Equipment, Net	220,706	211,707
Other Assets	1,631,154	1,243,084
	----------------	---------------
Total Assets	$3,896,892	$3,168,797
	=========	=========

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$ 14,113	$ 7,586
Payables and Accrued Liabilities	801,775	792,306
	----------------	---------------
Total Current Liabilities	815,888	799,892
Long-term Debt	1,131,998	709,723
Other Liabilities	354,234	268,396
	----------------	---------------
Total Liabilities	2,302,120	1,778,011
Total Shareholders' Equity	1,594,772	1,390,786
	----------------	---------------
Total Liabilities and Shareholders' Equity	$3,896,892	$3,168,797
	=========	=========

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Quarter Ended		Year Ended

(Thousands of Dollars and Shares Except Per Share Data)	Dec. 27, 2009	Dec. 28, 2008	Dec. 27, 2009	Dec. 28, 2008
	-----------	-----------	-----------	-----------
Net Revenues	$1,375,184	$1,231,053	$4,067,947	$4,021,520
Cost of Sales	562,105	539,510	1,676,336	1,692,728
	--------------	---------------	--------------	--------------
Gross Profit	813,079	691,543	2,391,611	2,328,792
Amortization	25,395	19,443	85,029	78,265
Royalties	102,647	102,650	330,651	312,986
Research and Product Development	56,665	54,229	181,195	191,424
Advertising	133,644	140,169	412,580	454,612
Selling, Distribution and Administration	251,129	223,443	793,558	797,209
	--------------	---------------	--------------	--------------
Operating Profit	243,599	151,609	588,598	494,296
Interest Expense	16,776	11,036	61,603	47,143
Other (Income) Expense, Net	426	11,993	(2,702)	6,098
	--------------	---------------	--------------	--------------
Earnings before Income Taxes	226,397	128,580	529,697	441,055
Income Taxes	60,834	34,999	154,767	134,289
	--------------	---------------	--------------	--------------
Net Earnings	$ 165,563	$ 93,581	$ 374,930	$ 306,766
	========	========	========	========

Per Common Share
Net Earnings
Basic	$ 1.20	$ 0.67	$ 2.69	$ 2.18
	========	========	========	========
Diluted	$ 1.09	$ 0.62	$ 2.48	$ 2.00
	========	========	========	========

Cash Dividends Declared	$ 0.20	$ 0.20	$ 0.80	$ 0.80
	========	========	========	========

Weighted Average Number of Shares
Basic	138,118	139,318	139,487	140,877
	========	========	========	========
Diluted	152,263	153,351	152,780	155,230
	========	========	========	========

HASBRO, INC.
Supplemental Financial Data
Major Segment Results, Net Revenues by Product Class and EBITDA
(Unaudited)
(Thousands of Dollars)

	Quarter Ended			Year Ended
	Dec. 27, 2009	Dec. 28, 2008	% Change	Dec. 27, 2009	Dec. 28, 2008	% Change
	-----------	-----------	-----------	-----------	-----------	----------
Major Segment Results

U.S. and Canada Segment:
External Net Revenues	$ 760,668	$ 689,532	10%	$ 2,447,943	$ 2,406,745	2%
Operating Profit	153,620	70,219	119%	380,580	283,152	34%

International Segment:
External Net Revenues	549,948	496,832	11%	1,459,476	1,499,334	-3%
Operating Profit	96,033	72,366	33%	162,159	165,186	-2%

Entertainment and Licensing Segment:
External Net Revenues	62,073	41,998	48%	155,013	107,929	44%
Operating Profit	29,186	24,359	20%	65,572	51,035	28%

Net Revenues by Product Class

Boys	$ 424,412	$ 365,002	16%	$ 1,470,975	$ 1,344,672	9%
Games and Puzzles	534,841	452,371	18%	1,340,886	1,339,909	0%
Girls	272,691	261,604	4%	790,817	829,785	-5%
Preschool	137,060	137,721	0%	451,401	456,791	-1%
Other	6,180	14,355	-57%	13,868	50,363	-72%
	-------------	-------------		-------------	-------------
	$1,375,184	$1,231,053		$ 4,067,947	$ 4,021,520
	========	========		========	========

Reconciliation of EBITDA

Net Earnings	$ 165,563	$ 93,581	$ 374,930	$ 306,766
Interest Expense	16,776	11,036	61,603	47,143
Income Taxes	60,834	34,999	154,767	134,289
Depreciation	24,930	23,313	95,934	87,873
Amortization	25,395	19,443	85,029	78,265
	------------	------------	------------	------------
EBITDA	$ 293,498	$ 182,372	$ 772,263	$ 654,336
	=======	=======	=======	=======

HASBRO, INC.
Supplemental Financial Data
Net Earnings Per Share
(Unaudited)
(Thousands of Dollars and Shares Except Per Share Data)
	December 27, 2009		December 28, 2008
Quarter	Basic	Diluted	Basic	Diluted
----------	-----------	-----------	-----------	-----------

Net Earnings	$ 165,563	$ 165,563	$ 93,581	$ 93,581
Effect of Dilutive Securities:
Interest Expense on Contingent
Convertible Debentures Due 2021	-	1,078	-	1,061
	--------------	--------------	--------------	--------------
Adjusted Net Earnings	$ 165,563	$ 166,641	$ 93,581	$ 94,642
	========	========	========	========

Average Shares Outstanding	138,118	138,118	139,318	139,318
Effect of Dilutive Securities:
Contingent Convertible Debentures
Due 2021	-	11,566	-	11,566
Options and Other Share-Based Awards	-	2,579	-	2,467
	--------------	--------------	--------------	--------------
Equivalent Shares	138,118	152,263	139,318	153,351
	========	========	========	========

Net Earnings Per Share	$ 1.20	$ 1.09	$ 0.67	$ 0.62
	========	========	========	========
Full Year
---------------
Net Earnings	$ 374,930	$ 374,930	$ 306,766	$ 306,766
Effect of Dilutive Securities:
Interest Expense on Contingent
Convertible Debentures Due 2021	-	4,328	-	4,238
	--------------	--------------	--------------	--------------
Adjusted Net Earnings	$ 374,930	$ 379,258	$ 306,766	$ 311,004
	========	========	========	========

Average Shares Outstanding	139,487	139,487	140,877	140,877
Effect of Dilutive Securities:
Contingent Convertible Debentures
Due 2021	-	11,566	-	11,566
Options and Other Share-Based Awards	-	1,727	-	2,787
	--------------	--------------	--------------	--------------
Equivalent Shares	139,487	152,780	140,877	155,230
	========	========	========	========

Net Earnings Per Share	$ 2.69	$ 2.48	$ 2.18	$ 2.00
	========	========	========	========